Exhibit 3.3

CERTIFICATE OF DESIGNATION

OF

8.00% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

(Par Value $1.00 Per Share)

OF

TSAKOS ENERGY NAVIGATION LIMITED

TSAKOS ENERGY NAVIGATION LIMITED, a company organized and existing under laws of the Islands of Bermuda (hereinafter called the “Company”), does hereby certify that pursuant to authority contained in Bye-Laws 27 and 3.3 of its Bye-Laws, the Board of Directors of the Company, acting by unanimous written consent on September 21, 2012 duly adopted a resolution creating a committee of the Board of Directors (the “Committee”) with the power to authorize the issuance of a series of preferred shares of the Company, and that the Committee acting by unanimous written consent dated May 2, 2013, has duly adopted a resolution providing for the issuance of a series of preferred shares of the Company of par value $1.00 per share, each with the rights set forth in this Certificate of Designation.

Special Terms of the Series B Preferred Shares

Section 1. Designation and Amount: Securities Depositary.

(a) Designation Amount. There shall be created from the currently available and authorized 15,000,000 Preferred Shares of the Company authorized to be issued pursuant to the Memorandum of Association and the Bye-Laws (each as herein defined), a series of preferred shares, designated as the “8.00% Series B Cumulative Redeemable Perpetual Preferred Shares,” par value $1.00 per share (the “Series B Preferred Shares”), and the designated number of shares of Series B Preferred Shares shall be 2,300,000.

(b) Securities Depository. The Series B Preferred Shares shall be represented by one or more share certificates issued to the Securities Depositary and registered in the name of the Securities Depository or its nominee, and no Holder of the Series B Preferred Shares shall be entitled to receive a share certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Company shall have not selected a substitute Securities Depository within 60 calendar days thereafter. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Company to Holders of the Series B Preferred Shares shall be made by making payments to, and communicating with, the Securities Depository.

Section 2. Dividends and Distributions.

(a) Dividends. Dividends on each Series B Preferred Share shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such shares) until such time as the Company pays the dividend or redeems the shares in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series B Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company in accordance with this Certificate of Designation, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the Dividend Rate. If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends or interest. Dividends on the Series B Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

(b) Dividend Rate. Except as otherwise provided in this Section 2(b), the Dividend Rate shall be equal to the Base Dividend Rate. If a Covenant Default, a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then (1) effective as of the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Dividend Rate shall increase to a number that is 1.25 times the Dividend Rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and (2) on each subsequent Dividend Payment Date, the Dividend Rate payable in respect of the succeeding Dividend Period shall increase to a number that is 1.25 times the Dividend Rate as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Covenant Default, Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series B Preferred Shares are no longer outstanding. Notwithstanding the foregoing, in no event shall dividends accrue on the Series B Preferred Shares at a rate greater than 25% per annum in respect of any period prior to July 30, 2018 or 30% thereafter. If a Covenant Default, Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Dividend Rate payable on the Series B Preferred Shares shall be reduced, effective as of the date such Covenant Default, Cross Default or Dividend Payment Default ceases to exist (as evidenced by the delivery of an Officer’s Certificate by the Company to the Registrar and Transfer Agent), to such Dividend Rate that would have been applicable had such Covenant Default, Cross Default or Dividend Payment Default never existed.

(c) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series B Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Company maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) for any dividend payment shall be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company’s

Bye-laws and this Certificate of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series B Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 2(b), no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares. So long as the Series B Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date.

Section 3. Voting Rights.

(a) General. The Series B Preferred Shares shall have no voting rights except as set forth in this Section 3 or as otherwise provided by the Companies Act.

(b) Right to Elect One Director. In the event that six quarterly dividends, whether consecutive or not, payable on the Series B Preferred Shares are in arrears, the Holders of Series B Preferred Shares shall have the right, voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such Holders of Series B Preferred Shares to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends with respect to the Series B Preferred Shares as described above in this Section 3(b). Upon any termination of the right of the Holders of the Series B Preferred Shares and, if applicable, any other Parity Securities to vote as a class for such director, the term of office of the director then in office elected by such Holders and the holders of any such Parity Securities voting as a class shall terminate immediately. Any director elected by the Holders of the Series B Preferred Shares and, if applicable, any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors. A person elected as a director pursuant to the foregoing provisions of this Section 3 shall be removed only by a resolution of the Holders of the Series B Preferred Shares, provided that where the holders of any Parity Securities voted together with the Holders of the Series B Preferred Shares as a class on the resolution for the election of the said person as a director, the holders of such Parity Securities shall also be entitled to vote together with the Holders of the Series B Preferred Shares as a class on any resolution for the removal of such director. Nothing in this Section 3 shall be construed as abrogating the power of the Board of Directors to remove any director for cause.

(c) Other Voting Rights.

(1) Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of the Series B Preferred Shares in any material respect.

(2) Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, the Company may not (x) issue any Parity Securities if the cumulative dividends payable on outstanding Series B Preferred Shares are in arrears or (y) create or issue any Senior Securities.

(d) Voting Power. For any matter described in this Section 3 in which the Holders of the Series B Preferred Shares are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Holders shall be entitled to one vote per Series B Preferred Share. Any Series B Preferred Shares held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote and shall not be deemed outstanding for purposes of determining the number of shares of Series B Preferred Shares entitled to vote.

Section 4. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors.

Section 5. Liquidation Rights.

(a) Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of outstanding Series B Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to shareholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series B Preferred Shares in an amount equal to the Series B Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series B Preferred Shares or any Parity Securities and (y) the Holders of outstanding Series B Preferred Shares shall be entitled to the Series B Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Shares or any other Junior Securities. Holders of Series B Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as Holders of such shares, after they have received the Series B Liquidation Preference. The payment of the Series B Liquidation Preference shall be a payment in redemption of the Series B Preferred Shares such that, from and after payment of the full Series B Liquidation Preference, any such Series B Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) Partial Payment. If, in the event of any distribution or payment described in Section 5(a) above where the Company’s assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference for such Series B Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the Series B Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series B Preferred Stock receive a partial payment of their Series B Liquidation Preference, such partial payment shall reduce the Series B Liquidation Preference of their Series B Preferred Shares, but only to the extent of such amount paid.

(c) Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the outstanding Series B Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 6. Optional Redemption. The Company shall have the right at any time on or after July 30, 2018 to redeem the Series B Preferred Shares, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Company (the “Redemption Date”).

(a) Redemption Price. The Company shall effect any such redemption by paying cash for each Series B Preferred Share to be redeemed equal to the Series B Liquidation Preference for such share on such Redemption Date (the “Redemption Price”). So long as the Series B Preferred Shares are held of record by the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b) Redemption Notice. The Company shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of the 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Shares to be redeemed as such Holders’ names appear on the Company’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(c) Effect of Redemption; Partial Redemption. If the Company elects to redeem fewer than all of the outstanding Series B Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation.

(d) Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which such Redemption Notice shall have been given no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series B Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor as set forth in the Redemption Notice. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series B Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company’s shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on the Company’s stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series B Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the Holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(e) Certificate. Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Memorandum of Association. If only a portion of the Series B Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

(f) Redemption Priority. Notwithstanding anything to the contrary in this Section 6, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Junior Securities unless full cumulative dividends on the Series B Preferred Shares and any Parity Securities for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

Section 7. Rank. The Series B Preferred Shares shall be deemed to rank:

(a) Senior. Senior to (i) all classes of Common Shares, (ii) if issued, the Series A Preferred Shares (including any additional Series A Preferred Shares issued after the Original Issue Date) and (iii) any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Common Shares as “Junior Securities”);

(b) Parity. On a parity with any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series B Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior. Junior to any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Company may issue Junior Securities and, subject to Section 3(c)(2) of this Certificate of Designation, Parity Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each such series of securities.

Section 8. Financial Covenants.

(a) Limitation on Borrowings. The Company shall not permit Total Borrowings to equal or exceed 75% of Total Assets.

(b) Limitation on Minimum Net Worth. The Company shall not permit the Net Worth to Preferred Stock Ratio to be less than or equal to 2.00.

(c) Reports. During the period that any Cross Default exists, at the request of any Holder of Series B Preferred Shares, the Company shall provide, to the extent that the Company is not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such Holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such Holder must agree not to disclose such report or information to any third party or to purchase or sell any of securities of the Company on the basis of any material, nonpublic information included in such report or other information.

(d) Compliance Measurement. Compliance with the covenants in this Section 8 shall be measured on the last day of each of the Company’s fiscal quarters, commencing June 30, 2013. Within 60 days after the end of each fiscal quarter, the Company shall deliver to the Registrar and Transfer Agent an Officer’s Certificate confirming compliance with such covenants. Each such Officer’s Certificate shall be made available to the Holders of the Series B Preferred Shares upon request to the Registrar and Transfer Agent. The Company shall mail, within five Business Days of the discovery thereof, to all Holders of the Series B Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with the covenants in this Section 8.

(e) Waivers. The Holders of a majority of the outstanding Series B Preferred Shares, voting as a single class, may waive compliance with any of the covenants in this Section 8. The Company may not, and may not permit any Affiliate to, pay or cause to be paid any consideration to or for the benefit of any Holder of the Series B Preferred Shares for or as an inducement to such Holder’s consent to any such waiver unless such consideration is offered to be paid to all Holders of Series B Preferred Shares and is paid to all Holders of Series B Preferred Shares that consent to any such waiver in the time frame set forth in the solicitation relating to such waiver.

(f) Interpretation. Any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Section 8 or any applicable definition in Section 9 shall be construed in accordance with U.S. GAAP.

Section 9. Definitions. As used herein with respect to the Series B Preferred Shares:

(a) “Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Base Dividend Rate” means a rate equal to 8.00% per annum of the Series B Liquidation Preference per share.

(c) “Board of Directors” means the board of directors of the Company or any authorized committee thereof.

(d) “Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

(e) “Bye-laws” means the bye-laws of the Company, as they may be amended from time to time.

(f) “Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with U.S. GAAP.

(g) “Certificate of Designation” means this Certificate of Designation relating to the Series B Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Memorandum of Association, the Bye-Laws and the Companies Act.

(h) “Common Shares” means the common shares of the Company, par value $1.00 per share, and any other outstanding class of common shares of the Company.

(i) “Companies Act” means The Companies Act 1981 of Bermuda, as amended from time to time.

(j) “Company” has the meaning set forth in the introductory paragraph of this Certificate of Designation. For the avoidance of doubt, references to the Company refer to Tsakos Energy Navigation Limited specifically and not to any of its subsidiaries or affiliates, except for purposes of calculating financial items expressly defined herein as calculated on a consolidated basis.

(k) “Covenant Default” means the failure of the Company to comply with Sections 8(a) or 8(b) if such failure continues unremedied for 120 days and commencing at the end of such 120-day period.

(l) “Credit Facility” means, with respect to the Company or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

(m) “Cross Default” means a default by the Company under any Credit Facility if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”), and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default aggregates $25 million or more.

(n) “Dividend Payment Date” means each January 30, April 30, July 30 and October 30 of each year, commencing July 30, 2013.

(o) “Dividend Payment Default” means the arrearage of four quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares.

(p) “Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

(q) “Failure to Redeem” means the failure of the Company to redeem all the Series B Preferred Shares on or prior to July 30, 2019, whether or not the Board of Directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which the Company is subject.

(r) “Holder” means the Person in whose name the Series B Preferred Shares are registered on the stock register of the Company maintained by the Registrar and Transfer Agent.

(s) “Intangible Assets” means, in respect of the Company as of a given date, the intangible assets of the Company of the types, if any, presented in the Company’s consolidated balance sheet.

(t) “Junior Securities” has the meaning set forth in Section 7(a) of this Certificate of Designation.

(u) “Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation, amalgamation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

(v) “Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 5(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Company so provide). For avoidance of doubt, for the foregoing purposes the Series B Liquidation Preference is the Liquidation Preference with respect to the Series B Preferred Shares.

(w) “Memorandum of Association” means the Memorandum of Association of the Company, as it may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

(x) “Net Worth” means, as of a given date, the result of, without duplication:

(1) Total Assets, less

(2) Intangible Assets, less

(3) Total Borrowings (without giving effect to any fair value adjustments pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 820).

(y) “Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

(z) “Non-Recourse Liabilities” means, in respect of the Company as of a given date, the non-recourse liabilities as described in subparts (1) through and including (8) of the definition of “Total Borrowings” below and of the types, if any, presented in the Company’s consolidated financial statements.

(aa) “Officer’s Certificate” means a certificate signed by the Company’s Chief Executive Officer or the Chief Financial Officer or another duly authorized officer.

(bb) “Original Issue Date” means May 10, 2013.

(cc) “Parity Securities” has the meaning set forth in Section 7(b) of this Certificate of Designation.

(dd) “Paying Agent” means Computershare Trust Company, N.A., acting in its capacity as paying agent for the Series B Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.

(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

(ff) “Preferred Shares” means any of the Company’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over shares of the Common Shares, including, without limitation, the Series A Preferred Shares and the Series B Preferred Shares.

(gg) “Preferred Stock Amount” means, in respect of any series of Preferred Shares, the sum, without duplication, of (x) the aggregate Liquidation Preference of the outstanding shares of such Preferred Shares as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Shares as of the relevant measurement date.

(hh) “Record Date” has the meaning set forth in Section 2(c) of this Certificate of Designation.

(ii) “Redemption Date” has the meaning set forth in Section 6 of this Certificate of Designation.

(jj) “Redemption Notice” has the meaning set forth in Section 6(b) of this Certificate of Designation.

(kk) “Redemption Price” has the meaning set forth in Section 6(a) of this Certificate of Designation.

(ll) “Registrar” means Computershare Trust Company, N.A., acting in its capacity as registrar for the Series B Preferred Shares, and its successors and assigns or any other registrar appointed by the Company.

(mm) “Securities Depository” means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Company.

(nn) “Senior Securities” has the meaning set forth in Section 7(c) of this Certificate of Designation.

(oo) “Series A Preferred Shares” means the Company’s Series A Junior Participating Preferred Shares, par value $1.00 per share.

(pp) “Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Share initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 5 of this Certificate of Designation which does not result in payment in full of the liquidation preference of such Series B Preferred Share.

(qq) “Series B Preferred Shares” has the meaning set forth in the recitals of this Certificate of Designation.

(rr) “Total Assets” means, in respect of the Company on a consolidated basis, as of a given date, the aggregate of the following, without duplication:

(1) all of the assets of the Company of the types presented on its consolidated balance sheet; less

(2) Cash and Cash Equivalents; less

(3) Non-Recourse Liabilities; and less

(4) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

(ss) “Total Borrowings” means, in respect of the Company on a consolidated basis, as of a given date, the aggregate of the following, without duplication:

(1) the outstanding principal amount of any moneys borrowed; plus

(2) the outstanding principal amount of any acceptance under any acceptance credit; plus

(3) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(4) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(5) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(6) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(7) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (3) of this definition; plus

(8) the outstanding principal amount of any indebtedness of any Person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with U.S. GAAP; less

(9) Cash and Cash Equivalents; and less

(10) Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(x) indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(y) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

(tt) “Total Shareholders’ Equity” means, as of a given date, the sum of:

(1) total shareholders’ equity as presented in the Company’s consolidated financial statements, plus

(2) the carrying value of the Company’s derivative liabilities (or other financial liabilities remeasured to fair value on a recurring basis for the purposes of preparing the Company’s financial statements) as presented in the Company’s consolidated financial statements, less

(3) the carrying value of the Company’s derivative assets (or other financial assets remeasured to fair value on a recurring basis for the purposes of preparing the Company’s financial statements) as presented in the Company’s consolidated financial statements.

(uu) “Transfer Agent” means Computershare Trust Company, N.A., acting in its capacity as transfer agent for the Series B Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Company.

(vv) “U.S. GAAP” means generally accepted accounting principles in the United States of America. For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in Section 8 of this Certificate is to be construed in accordance with U.S. GAAP as in effect from time to time.

For all purposes relevant to this Certificate of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for share splits, share combinations, share dividends and similar events; and, except as otherwise set forth in this Certificate of Designation, if any event under this Certificate of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 10. Fractional Shares. No Series B Preferred Shares may be issued in fractions of a share.

Section 11. No Sinking Fund. The Series B Preferred Shares shall not have the benefit of any sinking fund.

Section 12. Record Holders. To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series B Preferred Share as the true, lawful and absolute owner thereof for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 13. Notices. All notices or communications in respect of the Series B Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Memorandum of Association and Bye-laws or by applicable law.